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                                                                    Exhibit 21.1

                        LIST OF REGISTRANT'S SUBSIDIARIES


Name                                 Jurisdiction of Organization  Percent owned
----                                 ----------------------------  -------------
Documentum International , Inc.      California                    100%
Documentum Software Europe Ltd.      United Kingdom                100%
Relevance Technologies, Inc.         Delaware                      100%
Nihon Documentum K.K.                Japan                         100%
Documentum GmbH                      Germany                       100%
Documentum F.S.C.                    Barbados                      100%



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